PORTIONS OF THIS EXHIBIT IDENTIFIED BY “***” HAVE BEEN DELETED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE FREEDOM OF INFORMATION ACT.
Exhibit 10(n) - 3
AMENDED AND RESTATED
CAVITY DEVELOPMENT AND STORAGE AGREEMENT
BETWEEN
OLIN CORPORATION
AND
BAY GAS STORAGE COMPANY, LTD.
DATED
AS OF MAY 22, 2007

TABLE OF CONTENTS

SECTION I: THE SURFACE LEASE; SUBSURFACE RIGHTS	3
1.01 The Surface Lease	3
1.02 Subsurface Rights	3
SECTION II: CAVITY DEVELOPMENT	4
2.01 Cavity Development Rights	4
2.02 Affirmative Covenants Regarding Cavity Development	5
2.03 Exceptions	7
2.04 Brine Supply and Disposal Fee	7
2.05 Facilities Construction	8
2.06 Approval of Cavity Development Activities	8
2.07 Termination of Cavity Development Rights	8
2.08 Closing of or Change of Process at the McIntosh Plant	10
2.09 Alternate Brine Services	10
2.10 Other Development	10
SECTION III: CAVITY STORAGE	11
3.01 Cavity Storage License Rights	11
3.02 Service Fees	11
3.03 Storage of Other Substances	15
3.04 Renewal Term Service Fees	16
SECTION IV: REPRESENTATIONS, WARRANTIES, COVENANTS	16
4.01 Affirmative Covenants Regarding Leased Land	16
4.02 Maintenance Washing of Cavities	17
4.03 Right to Inspect	17
4.04 Insurance Coverage	17
4.05 Environmental	19
4.06 Title to Real Property	20
SECTION V: INDEMNITY	21
5.01 Provisions Required by Cavity Storage Agreement	21
5.02 Claims by the Owners	21
5.03 Damage to or Contamination of the Leased Land or Salt Thereunder	23
5.04 Cavities and Surface Facilities	23

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5.05 General Indemnity Provisions	24
SECTION VI: FORCE MAJEURE	26
6.01 General Protections from Breach	26
6.02 Notice of Force Majeure Contingency	27
SECTION VII: EFFECTIVE DATE	27
SECTION VIII: TERMINATION	27
SECTION IX: ENTIRE AGREEMENT, BINDING EFFECT AND MODIFICATION	27
SECTION X: ASSIGNMENT: ENCUMBRANCE	28
SECTION XI: APPLICABLE LAW	28
SECTION XII : SEVERABILITY	28
SECTION XIII: COUNTERPARTS	28
SECTION XIV: COMPLIANCE WITH LAW	28
SECTION XV: NOTICES	29

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AMENDED AND RESTATED
CAVITY DEVELOPMENT AND STORAGE AGREEMENT
     THIS AMENDED AND RESTATED CAVITY DEVELOPMENT AND STORAGE AGREEMENT, dated as of the 22nd day of May, 2007 (the “2007 Amendment Date”), further amends and restates the Cavity Development and Storage Agreement (“CDSA”) dated the 14th day of January, 1992 made and entered into between OLIN CORPORATION, a Virginia corporation qualified to do and doing business in the State of Alabama and whose principal place of business is 190 Carondolet Plaza, Suite 1530, Clayton, MO 63105 (hereinafter “Olin”), and BAY GAS STORAGE COMPANY, LTD., an Alabama limited partnership whose principal place of business is 2828 Dauphin Street (P.O. Box 2248), Mobile, Alabama 36606 (36652-2248) (hereinafter “BGSC”), as the CDSA has been amended heretofore.
WITNESSETH:
     WHEREAS, BGSC is a company that seeks to develop certain Cavities and Surface Facilities (as defined in the Surface Lease) on the Leased Land, as that term is defined below, in Washington County, Alabama (the “Storage Facilities”); and
     WHEREAS, BGSC has built two cavities (the “First Cavity” and the “Second Cavity,” respectively), and is in the process of building a third and desires to build a fourth cavity (the “Fourth Cavity”) and a fifth cavity (the “Fifth Cavity”) (each of the foregoing five cavities being referred to as a “Cavity”, and more than one being referred to as “Cavities”) in which to store natural gas for others at the Storage Facilities; and
     WHEREAS, the first three Cavities have been or are being developed in that portion of a salt deposit, known as the McIntosh Salt Dome, which underlies three (3) tracts of land of approximately 1.5 acres each (“Existing Cavity Sites”) located in Washington County, Alabama, which Existing Cavity Sites are described on the plats of survey attached hereto as Exhibits A-1 through A-3, inclusive, and are a portion of real property aggregating twenty (20) acres, more or less, leased to BGSC pursuant to Section 1.01 hereof (the “Existing Leased Land”); and
     WHEREAS, the Fourth Cavity and Fifth Cavity are to be developed near the Existing Cavity Sites on two tracts of land of approximately 2.0 acres each (“New Cavity Sites;” the Existing Cavity Sites and the New Cavity Sites being referred to herein as the “Cavity Sites”), which New Cavity Sites are described on the plats of survey attached hereto as Exhibits A-4 and A-5 attached hereto, and BGSC shall have the option, described in Section 1.01(b) hereof, to lease up to 4 acres contiguous to the current Surface Facility (the “Additional Surface Facility Site”) to expand the Surface Facilities, the New Cavity Sites and the Additional Surface Facility Site aggregating up to 8 acres, more or less, all or part of which is to be leased to BGSC pursuant to Section 1.01 hereof (the “New Leased Land”; the Existing Leased Land and the New Leased Land being referred to herein as the “Leased Land”); and
     WHEREAS, Olin owns the surface rights and certain mineral rights to the Leased Land, has acquired the salt mining rights by lease and owns or has acquired the cavity storage rights in and to all of the McIntosh Salt Dome underlying the Leased Land under a cavity storage agreement dated October 17, 1984 (the “Cavity Storage Agreement”) between Olin and certain other parties (“Owners”), a copy of which is recorded in the records of the Office Of the Judge of Probate of Washington County, Alabama in Real Property Book 250, Pages 352-374, said Cavity Storage Agreement having been amended to add additional parties pursuant to an Amendment thereto, a copy of which is recorded in the records of the office of the Judge of Probate of Washington County, Alabama in Real Property Book 269, Pages 177-185, and further amended with respect to cavity storage of compressed air pursuant to a Second Amendment thereto, a copy of which is recorded in the records of the Office of the Judge of Probate of Washington County, Alabama in Real Property Book 274, Pages 342-360; and
     WHEREAS, Olin and Owners have entered into a Fourth Amendment to the Cavity Storage Agreement, effective as of May 1, 1991, a complete copy of which amendment together with letter agreements effecting extensions thereof are attached hereto as Exhibit B, establishing the monies to be paid to the Owners with respect to cavity storage of natural gas, and a Fifth Amendment to the Cavity Storage Agreement, effective as of July 26, 2004, a complete copy of which is attached hereto as Exhibit B-1, setting forth certain agreements with respect to the New Third Cavity described in Section 2.01(c) hereof; and
     WHEREAS, Olin and Owners have entered into a Sixth Amendment to the Cavity Storage Agreement effective as of May 17, 2007, a complete copy of which is attached hereto as Exhibit B-2, setting forth certain agreements with respect to the Fourth Cavity and Fifth Cavity; and
     WHEREAS, the First Cavity, the Second Cavity and the Third Cavity have been developed pursuant to the CDSA, as the same has been heretofore amended by the First

Amendment, Second Amendment, Third Amendment, and Fourth Amendment thereto, dated as of August 18, 1994, September 28, 2000, March 28, 2003 and July 30, 2004, respectively, and Olin and BGSC desire to amend and restate the CDSA to provide for development of the Fourth Cavity and Fifth Cavity and the grant of an option with respect to an Additional Surface Facility Site; and
     WHEREAS, Olin has certain technological and operating expertise in salt cavity development and operations.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements as hereinafter contained, and each intending to be legally bound hereby, the parties hereto agree as follows:
SECTION I: THE SURFACE LEASE; SUBSURFACE RIGHTS
          1.01 The Surface Lease
     (a) Olin has leased to BGSC the surface of the Leased Land pursuant to a surface lease entered into by Olin and BGSC substantially in the form attached hereto as Exhibit “C,” and as amended heretofore with respect to the First Cavity, Second Cavity and Third Cavity, the same has been recorded in the Office of the Judge of Probate of Washington County, Alabama (the “Surface Lease”). The Surface Lease shall be further amended in accordance with a Fifth Amendment to Surface Lease in the form attached hereto as Exhibit C-2 to provide for the New Leased Land, which amendment will provide for payment by BGSC to Olin of $***. For the purposes hereof the “Surface Lease” shall mean the same as it has been and may be amended from time to time, and the “Leased Land” shall include all real property leased to BGSC pursuant thereto.
     (b) Contemporaneously herewith, Olin has granted to BGSC an option (the “Surface Facility Option”) pursuant to the Surface Facility Option Agreement in the form attached hereto as Exhibit F, pursuant to which BGSC may elect to add to the Leased Land up to 4 acres at a price of $*** on the terms and conditions specified therein for expansion of the Surface Facility Site.
     1.02 Subsurface Rights
     Olin hereby grants BGSC a license and easement to use and hereby grants, lets and leases to BGSC the subsurface beneath and within the boundaries of the Cavity Sites, upon the terms provided in Section II and in Section III hereof, solely for the purposes of developing Cavities and storing natural gas beneath, and within the boundaries of the Cavity Sites. For the purposes hereof the site of each of the Cavities and any alternate Cavity Site leased to BGSC pursuant to the Surface Lease or any amendment thereto shall be deemed a “Cavity Site”.
SECTION II: CAVITY DEVELOPMENT
     2.01 Cavity Development Rights
          2.01(a) Olin has granted to BGSC the right to develop the First Cavity with a Stipulated Capacity of *** barrels, the Second Cavity with a Stipulated Capacity of *** barrels, and the Third Cavity with a maximum capacity of *** barrels (subject to adjustment as provided herein, the “Stipulated Capacity” of the Third Cavity), beneath and within the boundaries of the three (3) Existing Cavity Sites (the “Existing Cavity Development Rights”).
          2.01(b) In consideration of the payment by BGSC to Olin of the sum of *** contemporaneously with the execution of this Amended and Restated Cavity Development and Storage Agreement, Olin hereby grants to BGSC the right to develop the Fourth Cavity with a capacity of *** barrels (being the Stipulated Capacity of the Fourth Cavity) and the Fifth Cavity with a capacity of *** barrels (being the Stipulated Capacity of the Fifth Cavity) beneath and within the boundaries of the two (2) New Cavity Sites (the “New Cavity Development Rights”; the Existing Cavity Development Rights, the New Cavity Development Rights and the Additional Cavity Development Rights being referred to herein as the “Cavity Development Rights”). Notwithstanding any other provision of this Agreement, including without limitation Sections 3.02(e)(iii) and 3.02(e)(iv)(D), neither the Fourth Cavity nor the Fifth Cavity shall exceed *** of its Stipulated Capacity.
          2.01(c) BGSC shall have the rights (the “Additional Cavity Development Rights”) to: develop increased capacity (“Fillout Capacity”) in any Cavity up to its Stipulated Capacity; and to develop capacity in excess of the Stipulated Capacity (capacity in excess of Stipulated Capacity being referred to as “Chargeable Expanded Capacity”) in either or both of the First Cavity and the Second Cavity. The maximum Chargeable Expanded Capacity shall be *** barrels. To the extent that Chargeable Expanded Capacity is created, the Stipulated Capacity of the New Third Cavity shall be correspondingly reduced.
          2.01(d) The Existing Cavity Development Rights set forth in Section 2.01(c) may be exercised in such order and at such times (which times shall be extended for the duration of any force majeure event described in Section 6.01) prior to the termination of the New Cavity Development Rights pursuant to Sections 2.07(d) and 2.07(e) below, subject to the terms hereof, as may be determined by BGSC.
          2.01(e) In the event that, following the expiration of the New Cavity Development Rights any one or more of the Cavities has not been developed to its full Stipulated Capacity:
             (i) if Olin’s Brine Services (being the brine supply and disposal and other services set forth in Section 2.07) are not committed to a third party and Olin so agrees, BGSC may continue to develop Fillout Capacity in any one or more of the Cavities, upon notice to Olin of its intent to do so. In such event, Olin shall provide Brine Services for such development on the same basis as during the term of the New Cavity Development Rights.
             (ii) if Olin’s Brine Services are committed to a third party or are otherwise unavailable, BGSC may at its expense drill fresh water wells and utilize disposal wells in accordance with Section 2.09 to continue development of Fillout Capacity in any one or more of the Cavities, and Olin will cooperate in such cavity development as provided therein.
Any capacity created pursuant to this Section 2.01(e) shall be added to previously-developed capacity for purposes of calculating service fees pursuant to Section 3.02(e).
          2.02 Affirmative Covenants Regarding Cavity Development
          During the process of Cavity development as provided in the provisions of Section II of this Agreement, the parties agree that:
          2.02(a) Olin shall deliver to BGSC from Olin’s present injection water/brine system a supply of injection water/brine having a salt content averaging approximately *** grams or less per liter and that is acceptable for treatment in Olin’s present treatment facilities. Olin shall use its best efforts to deliver such water at an average flow rate of *** gallons per minute (gpm), provided that such average flow rate shall not take into account downtime resulting from actions of BGSC or its contractors. Olin shall have the right to temporarily limit or suspend delivery to BGSC from time to time or at any time without prior notice whenever Olin deems such action necessary to maintain the flow of injection water/brine required for the proper operation of Olin’s plant, provided that Olin shall utilize its best efforts to provide advance notice to the extent practicable of the time and duration of any suspended or limited delivery which may exceed 48 hours.
          2.02(b) It is anticipated that BGSC will require the entire injection water/brine flow from Olin’s plant during Cavity development, except during Olin plant or well maintenance, logging, casing adjustments, or at other reasonable periods, when no flow will be available. BGSC will have similar flexibility during its maintenance, logging, casing adjustments, or at other reasonable periods. Should it be necessary for BGSC to take only a portion of the entire injection water/brine flow, BGSC shall install and operate (or pay Olin’s expenses for the installation and operation of) any equipment or system necessary to control or split the flow between BGSC’s Cavity and Olin’s cavities without undue interruption of Olin’s operations.
          2.02(c) Olin shall receive all injection water/brine from BGSC Cavity development and dewatering, except as provided in Section 2.09. Olin’s acceptance of such injection water/brine shall be at a rate governed by Olin’s brine requirements, Olin’s plant water balance or Olin’s effluent discharge limitations, as the case may be. Plant steady state brine requirements have generally averaged *** to *** gpm. Minimum injection water/brine acceptance during Olin plant shutdowns for maintenance or other reasons is expected to range from *** to *** gpm. During catch up operation after a plant shutdown injection water/brine has been used at a *** gpm rate for periods lasting up to 96 hours.
          2.02(d) Olin shall grant to BGSC necessary rights of way and easements and BGSC shall install at its own expense such equipment, pumps, piping and instrumentation necessary to provide additional pumping requirements to support Olin’s operations during Cavity development. Cavity development shall be done using the direct circulation method (injection water down the tubing brine return through the tubing-case annulus) or such other method as may be mutually agreed upon between the parties so as to minimize depositing and settlement of solids in the brine return piping, it being understood that reverse circulation (injection water down the tubing-case annulus, brine return through the tubing) and solution mining under gas (“SMUG”), have been mutually agreed.
          2.02(e) BGSC will return to Olin the injection water/brine with the addition of salt or other minerals dissolved or entrained therein during leaching, but without the addition of water. Subject to the requirements of Section 2.02(a), should the returned injection water/brine be of such quality (due to impurities or for any other reason), that, in Olin’s reasonable opinion, Olin’s present treatment facilities could not accept and treat said injection water/brine, then BGSC shall either: treat the injection water/brine to render it equivalent (in Olin’s sole determination) to Olin’s existing raw brine; or, if other treatment is deemed necessary by Olin, reimburse Olin upon demand for the extra treatment costs incurred by Olin calculated at Olin’s cost; or utilize disposal wells in accordance with Section 2.09.
          2.02(f) Olin shall receive, store and withdraw all blanket oil for BGSC in Olin’s facilities as required for development of the Cavities. Blanket oil must be #2 diesel oil of a sulfur content that does not exceed Olin’s environmental permit requirements and must meet all other Olin specifications provided to BGSC. Any expense incurred by Olin in connection with the receipt, storage or withdrawal of blanket oil hereunder will be borne by BGSC.
          2.02(g) Olin shall timely grant to BGSC pipeline rights of way and easements over Olin’s lands during the leaching, dewatering and maintenance washing processes over which BGSC may construct at BGSC’s expense pipelines and equipment to accomplish the purposes of the Agreement. Each such BGSC pipeline and equipment if not removed by BGSC at BGSC’s expense immediately after it is no longer useful for solution mining or maintenance washing pursuant to this Agreement, shall be removed by Olin at BGSC’s expense.
          2.02(h) Olin shall timely grant to BGSC gas transmission pipeline easements for natural gas pipelines owned by BGSC.
          2.03 Exceptions
          Nothing contained in this Agreement shall require Olin to provide the services described in Section 2.02:
               (a) after the Cavity Development Rights have terminated pursuant to the terms of Section 2.07 hereof; or
               (b) if providing such services would unreasonably impair Olin’s ability to use its injection water/brine systems at its McIntosh plant for its own commercial purposes.
          2.04 Brine Supply and Disposal Fee
          2.04(a) BGSC has paid Olin for the Brine Services a fixed fee (“Brine Fee”) for each of the First Cavity, the Second Cavity and the Third Cavity developed hereunder. The Brine Fee for each of the Fourth Cavity and the Fifth Cavity to be developed hereunder shall be $*** per Cavity. BGSC shall pay to Olin the applicable Brine Fee (i) with respect to the Fourth Cavity on or before the earlier of ***, and (ii) with respect to the Fifth Cavity, on or before ***.
          2.04(b) In the event that Olin provides an alternate Cavity Site to BGSC pursuant to Article I of the Surface Lease and BGSC develops a Cavity on such alternate Cavity Site, BGSC shall not be obligated to pay a Brine Fee for the Cavity developed on such alternate Cavity Site to the extent that a Brine Fee was previously paid with respect to the cavity which was to be developed on the Cavity Site replaced by such alternate Cavity Site.
               2.05 Facilities Construction
          The Storage Facilities will be constructed and each Cavity will be developed and leached under, and in accordance with, Olin’s existing UIC and other applicable permits to the extent that UIC regulations and state laws allow for such use and said permits are not revoked or otherwise amended to prevent such use. Olin shall, to the extent possible, ensure that said permits remain valid. Should BGSC not be able to utilize Olin’s permits for whatever reason, BGSC shall use its best efforts to obtain its own permits as soon as practicable and Olin shall cooperate with BGSC in such effort, provided that in so cooperating Olin shall not be required to incur any external expense. BGSC shall monitor and record injection and return flows, and Cavity head and oil pad pressures during the leaching process, and supply these records monthly so that the reporting requirements under the Olin UIC permit and all other applicable permits will be met. BGSC shall not exceed the permitted operating pressures (max .9 psi per foot gradient).
          2.06 Approval of Cavity Development Activities
          All Cavity development activities by BGSC, including but not limited to the design of casings, the drilling program and the leaching program, must be approved in advance by Olin. BGSC shall not, nor shall BGSC permit any contractor to, develop or attempt to develop a Cavity without Olin’s technical assistance and prior written approval of each aspect of such development and operation. The approval required herein shall not be unreasonably withheld, and Olin agrees to act promptly on any request for approval; any request to which no response is received within 30 days shall be deemed approved.
          2.07 Termination of Cavity Development Rights
          The Cavity Development Rights shall terminate as hereinafter set forth after thirty (30) days written notice upon the occurrence of any of the following:

          2.07(a) Should BGSC fail to make any payment due from BGSC to Olin pursuant to this Agreement within thirty (30) days after receipt of written notice of default given by Olin to BGSC, regardless of the cause of such failure (including, without limitation, any force majeure conditions as otherwise provided for in Section VI hereof), then the Cavity Development Rights shall terminate at the expiration of the thirty-day notice period.
          2.07(b) Should the Surface Lease terminate pursuant to any of the provisions contained in paragraph 5.01 thereof, then the Cavity Development Rights shall terminate on the date the Surface Lease terminates.
          2.07(c) Should BGSC fail to pay the Brine Fee or begin spudding for (either of which shall constitute “Commence”) the Fourth Cavity before expiration of the “Fourth Cavity Commencement Period” or the Fifth Cavity before expiration of the “Fifth Cavity Commencement Period,” as defined in Sections 2.07(d)(i) and 2.07(d)(ii), respectively, then the New Cavity Development Rights shall terminate with respect to unbuilt Cavities upon expiration of the applicable Commencement Period. Each said Commencement Period shall extend for the periods specified in Sections 2.07(d)(i) and 2.07(d)(ii). In the event that Olin’s brine capacity becomes permanently unavailable, including without limitation because of circumstances specified in section 2.08, Olin shall use its best efforts to seek an extension of the applicable Commencement Period(s) from Owners for an additional time period to permit BGSC to develop an alternate source of such services.
          2.07(d)(i) The “Fourth Cavity Commencement Period” shall begin on *** and shall extend for *** from the date the Third Cavity is placed in service subject to further extension as provided in Section 2.07(c). The New Cavity Development Rights with respect to the Fourth Cavity will expire *** after the Fourth Cavity is Commenced.
          (ii) The “Fifth Cavity Commencement Period” shall begin on *** and shall extend for a period not to exceed *** from the earlier of (x) the actual in service date of the Fourth Cavity or (y) the date *** after the Fourth Cavity is Commenced, subject to further extension as provided in Section 2.07(c). The New Cavity Development Rights with respect to the Fifth Cavity will expire on the date *** after the Fifth Cavity is Commenced.
(iii) In the event that Olin’s brine capacity becomes permanently unavailable, including without limitation because of circumstances specified in section 2.08, Olin shall use its best efforts to seek an extension of the New Maximum Development Period from Owners for an additional time period to permit BGSC to develop an alternate source of such services. The foregoing shall not limit BGSC’s option to utilize a disposal well or wells in accordance with Section 2.09.
          2.07(e) If the Fourth Cavity or Fifth Cavity is Commenced within the applicable Development Period, the Existing Cavity Development Rights shall terminate *** after the later of the time the Fourth Cavity or Fifth Cavity, as the case may be, is Placed in Service.
          2.08 Closing of or Change of Process at the McIntosh Plant. Notwithstanding anything contained in this Agreement to the contrary but subject to Section 2.04(b) hereof, Olin may at any time during the term of the Cavity Development Rights give BGSC notice that it has closed, or that it intends to close, its McIntosh plant or intends to change the process at said plant so as to eliminate or substantially reduce the plant’s requirement for brine. Should Olin give such notice to BGSC, Olin shall only be obligated to provide the Cavity development services described in Section 2.02 hereof for a period of at least sixty (60) days following the date of such notice, it being understood that Olin shall use its best efforts to provide such notice as far in advance as practicable. If such notice is given after any Brine Fee has been paid, Olin shall refund an equitable portion of such Brine Fee.
          2.09 Alternate Brine Services. In the event that Olin cannot provide Brine Services, or if BGSC shall for any other reason so determine, BGSC shall have the right at BGSC’s expense to drill and operate one or two fresh water wells (or if agreed by Olin, to use Olin’s fresh water supply) and to drill and operate one or two disposal wells and associated settling ponds to enable it to continue to exercise the Cavity Development Rights. Such fresh water and/or disposal well(s) shall be located on property specified in an option agreement granted by Olin to BGSC of even date herewith in the form of Exhibit E, which shall grant to BGSC the option to purchase specifically identified property for such use at a purchase price of $*** (the “Option”). Upon exercise of the Option by BGSC, Olin shall provide rights of way and easements for the purposes of such fresh water and/or disposal well(s) as provided in Section 2.02(g). Olin shall utilize its best efforts to allow BGSC to make use of Olin permits for such purpose and shall otherwise assist BGSC in obtaining any required permissions or permits for such purpose.
          2.10 Other Development. Olin acknowledges that BGSC’s rights to Brine Services (including for maintenance washing as provided in Section 4.02) shall have priority over non-plant uses of Olin’s Brine Services to the extent so provided in this Agreement. BGSC acknowledges that, subject to BGSC’s rights under this Agreement, Olin and the Owners may negotiate and enter into agreements with other parties for development of facilities in the McIntosh Salt Dome. BGSC agrees to negotiate in good faith with Olin and such other interested parties for rights to use BGSC’s transmission or pipeline infrastructure.
SECTION III: CAVITY STORAGE
          3.01 Cavity Storage License Rights
          Olin hereby grants BGSC the exclusive right for the term of the Surface Lease to store natural gas in the Cavities developed pursuant to Section II of this Agreement (the “Cavity Storage Right”).
          3.02 Service Fees
          3.02(a) For the first Cavity, BGSC shall pay to Olin *** payments at the rate of *** multiplied by the Actual Capacity of the first Cavity, but not less than ***, per year (subject to adjustment pursuant to Sections 3.02(c) and (e) hereof) payable in advance. The first annual payment shall be due upon the date the first Cavity is Completed. Thereafter, for ***, the payments (as adjusted annually) shall be paid on or before the anniversary of the date the first Cavity was Completed.
          3.02(b)(i) For each additional Cavity developed hereunder, BGSC shall pay to Olin *** payments at the rate of *** multiplied by the Actual Capacity of the corresponding additional Cavity, but not less than ***, per year (subject to adjustment pursuant to Sections 3.02(d) and (e) hereof) payable in advance. The first annual payment for each Additional Cavity shall be due upon the date the respective additional Cavity is Completed. Thereafter, for ***, the payments (as adjusted annually) shall be paid on or before the anniversary of the date each respective additional Cavity was Completed.
          3.02(b)(ii) Notwithstanding the provisions of subsection 3.02(b)(i) and 3.02(d), with respect to the “Aggregate 1-2-3 Capacity” (being the Actual Capacity of the Third Cavity after it is Placed in Service, plus the amount, if any, of Chargeable Expanded Capacity developed in the First Cavity, plus the amount, if any, of Chargeable Expanded Capacity developed in the Second Cavity) BGSC shall pay to Olin annual cash payments at the rate of *** multiplied by ***, but not less than ***, per year (subject to adjustment pursuant to Section 3.02(e)) payable in advance. The first payment for the Aggregate 1-2-3 Capacity (“Prorated 1-2-3 Payment”) shall be due upon the earlier of (x) the date the Third Cavity is Placed in Service, or (y) the date any Chargeable Expanded Capacity is developed and available for commercial storage, or (z) the date *** (which period shall be extended for the duration of any circumstance described in Section 6.01) from the date of *** (payments pursuant to this Section 3.02(b)(ii)(z) are to be based on Actual Capacity of the Third Cavity regardless of whether it has been Placed in Service, and are to be subject to the minimum payments specified in Section 3.02(e)(iii)(y) as though the Third Cavity has been Placed in Service). The Prorated 1-2-3 Payment shall be prorated to reflect the fraction of a year represented by the period beginning on the date the Prorated 1-2-3 Payment is due and ending on the date the First Full-year 1-2-3 Payment described below is due. Thereafter, payments (as adjusted annually) shall be paid as follows: the next payment (the “First Full-year 1-2-3 Payment”) shall be made on the date on which payment pursuant to Section 3.02(a) is due, and subsequent payments shall be paid on or before each subsequent anniversary of such date. Annual payment of such fees shall be made for so long as the Cavity to which such fee relates remains in service.
               3.02(b)(iii) Notwithstanding the provisions of subsection 3.02(b)(i) and 3.02(d), with respect to the “Aggregate 4-5 Capacity” (being the Actual Capacity of the Fourth Cavity and the Fifth Cavity after one or both are Placed in Service), BGSC shall pay to Olin annual cash payments at the rate of *** multiplied by ***, but, with respect to Cavities actually in service, not less than ***, per year (subject to adjustment pursuant to Section 3.02(e)(iii)) payable in advance. The first payment for the Aggregate 4-5 Capacity (“Prorated 4-5 Payment”) shall be due on the earlier of (x) the date the Fourth Cavity is Placed in Service or (y) the date ***. The Prorated 4-5 Payment shall be prorated to reflect the fraction of a year represented by the period beginning on the date the Prorated 4-5 Payment is due and ending on the date the First Full-year 4-5 Payment described below is due. Thereafter, payments (as adjusted annually) shall be paid as follows: the next payment (the “First Full-year 4-5 Payment”) shall be made on the date on which payment pursuant to Section 3.02(a) is due, and subsequent payments shall be paid on or before each subsequent anniversary of such date. Annual payment of such fees shall be made for so long as the Cavity to which such fee relates remains in service.
          3.02(c) If the volume of the First Cavity is a volume other than the Stipulated Capacity, the $*** minimum annual payment for the First Cavity under Section 3.02(a) shall be adjusted upward or downward in equal proportion to the percentage of positive or negative variance of the First Cavity’s Actual Capacity from the Stipulated Capacity. Sample calculations for such adjustment are set forth in Examples 1 and 2, in Exhibit “D” annexed hereto and made a part hereof.
          3.02(d) If the volume of the Second Cavity is a volume other than the Stipulated Capacity, the $*** minimum annual payment for such Cavity shall be adjusted upward or downward in equal proportion to the percentage of positive or negative variance of the respective additional Cavity’s Actual Capacity from the Stipulated Capacity. Sample calculations for such adjustment are set forth in Examples 3 and 4, in Exhibit “D” annexed hereto and made a part hereof.
          3.02(e)(i) The rates specified in Sections 3.02(a) and 3.02(b)(i) hereof of *** per barrel and *** per barrel, respectively, shall be subject to increase or decrease as of the date the First Cavity is Completed and the Second Cavity is Completed, respectively, and on each anniversary of such dates thereafter for as long as annual payments are to be made pursuant to Sections 3.02(a) and 3.02(b)(i), in equal proportion to any increase or decrease in the Consumer Price Index, All Items, All Urban Consumers (base: 1982-1984=100) (or any comparable index which may replace it), as published by the United States Department of Labor, Bureau of Labor Statistics (or any successor governmental agency) for the third month preceding the month in which the respective Cavity is Completed, and for the like preceding month of each subsequent year, as compared to the same index for the month of May, 1991.
          3.02(e)(ii) The rate specified in Section 3.02(b)(ii) hereof of *** per barrel (which applies to all Aggregate 1-2-3 Capacity irrespective of whether such Aggregate 1-2-3 Capacity is developed in any one or more of the First Cavity, the Second Cavity or the Third Cavity), as well as each minimum payment made under Section 3.02(e)(iv)(C), if applicable, shall be subject to increase or decrease on each anniversary of the date the first payment is made pursuant to Section 3.02(b)(ii) and thereafter for as long as annual payments are to be made pursuant to Section 3.02(b)(ii), in equal proportion to any increase or decrease in the Consumer Price Index, All Items, All Urban Consumers (base: 1982-1984=100) (or any comparable index which may replace it), as published by the United States Department of Labor, Bureau of Labor Statistics (or any successor governmental agency) for the third month preceding the month in which the payment is due, and for the like month of each subsequent year, as compared to the same index for the third month preceding the date the first payment is made pursuant to Section 3.02(b)(ii), provided that the increase in any one year shall not exceed ***.

          3.02(e)(iii) The rate specified in Section 3.02(b)(iii) hereof of *** per barrel (which applies to all Aggregate 4-5 Capacity irrespective of whether such Aggregate 4-5 Capacity is developed in the Fourth Cavity or the Fifth Cavity), as well as each minimum payment made under Section 3.02(e)(iv)(D), if applicable, shall be subject to increase or decrease on each anniversary of the date the first payment is made pursuant to Section 3.02(b)(iii) and thereafter for as long as annual payments are to be made pursuant to Section 3.02(b)(iii), in equal proportion to any increase or decrease in the Consumer Price Index, All Items, All Urban Consumers (base: 1982-1984=100) (or any comparable index which may replace it), as published by the United States Department of Labor, Bureau of Labor Statistics (or any successor governmental agency) for the third month preceding the earlier of the month in which the payment is due or the month in which the third anniversary of the 2007 Amendment Date occurs, and for the like month of each subsequent year, as compared to the same index for the third month preceding the date the first payment is made pursuant to Section 3.02(b)(iii), provided that the increase in any one year shall not exceed ***, except in years in which BGSC receives in the aggregate from all its customer contracts for storage in the Fourth Cavity or Fifth Cavity more than *** as a CPI adjustment to its rates, in which years an increase will be the same as such aggregate CPI increase received by BGSC.
          3.02(e)(iv) However, in no event shall:
               3.02(e)(iv)(A) the service fees payable by BGSC under Section 3.02(a) hereof with respect to the First Cavity be less than *** per barrel of Actual Capacity up to the Stipulated Capacity nor less than $*** per year;
               3.02(e)(iv)(B) the service fees payable by BGSC under Section 3.02(b)(i) hereof with respect to the Second Cavity be less than *** per barrel of Actual Capacity up to the Stipulated Capacity nor less than $*** per year (subject to adjustment pursuant to Sections 3.02(c) and 3.02(d) hereof, respectively, with respect to the First Cavity and Second Cavity, provided that such volume adjustment shall not apply to Chargeable Expanded Capacity);
               3.02(e)(iv)(C) the service fees payable by BGSC under Section 3.02(b)(ii) hereof with respect to the Aggregate 1-2-3 Capacity be less than (x) *** per barrel of Aggregate 1-2-3 Capacity (which applies to all Aggregate 1-2-3 Capacity irrespective of whether such Aggregate 1-2-3 Capacity is developed in any one or more of the First Cavity, the Second Cavity or the Third Cavity)), nor less than (y) $*** per year for the first payment after the earlier of the dates specified in Sections 3.02(b)(ii)(x) and 3.02(b)(ii)(z) (the earlier of such dates being referred to as the “Start Date”), $*** per year for the second payment after the Start Date, $*** per year for the third payment after the Start Date, and $*** per year thereafter;
               3.02(e)(iv)(D) the service fees payable by BGSC under Section 3.02(b)(iii) hereof with respect to the Aggregate 4-5 Capacity be less than *** per barrel of Aggregate 4-5 Capacity (which applies to all Aggregate 4-5 Capacity irrespective of whether such Aggregate 4-5 Capacity is developed in the Fourth Cavity or the Fifth Cavity);
               3.02(e)(iv)(E) the aggregate of service fees payable by BGSC in accordance with Sections 3.02(e)(iv)(C) and (D) above be less than ***” as described in Schedule 1 attached hereto and made a part hereof.
               3.02(e)(v) By way of example, if the First Cavity is Completed in November 1993 and the said Consumer Price Index for August 1993 is six (6%) percent higher than the said Consumer Price Index for May 1991, the amount payable to Olin for the annual period from November 1993 through October 1994, inclusive, for the first cavity under Section 3.02(a) shall be *** per barrel of Actual Capacity rather than *** per barrel of Actual Capacity, but in no event less than the sum of $*** for the year (subject to adjustment pursuant to Section 3.02(c) hereof).
               3.02(e)(vi) The service fees payable with respect to Caverns 4 and 5 pursuant hereto shall be based on the greater of Actual or Stipulated Capacity.
          3.02(f) For purposes of this Section III, the term “Stipulated Capacity” shall mean the Stipulated Capacity of each of the First Cavity and the Second Cavity as specified in Section 2.01(c) and the term “Actual Capacity” shall be defined as actual physical capacity, as expressed in barrels and as finally determined by a third party mutually agreeable to both Olin and BGSC, for each of the Cavities on the Leased Land.
          3.02(g) For purposes of this Agreement, the terms “Completed” and “Placed in Service”, when used in reference to a Cavity, shall mean that the same has been leached and is ready to accept natural gas for “Commercial Cavity Storage” as such term is defined in the Cavity Storage Agreement.
          3.03 Storage of Other Substances
          Should BGSC, its successors or assigns ever desire to store in the Cavities any substance other than natural gas as set forth in Section 3.01 hereof, BGSC must receive Olin’s prior written consent. Absent such consent, BGSC shall not store such other substances in the Cavities. Nothing contained herein shall require Olin to grant such consent to BGSC.
          3.04 Renewal Term Service Fees
          Should BGSC renew and extend the Surface Lease beyond the initial 50 year term, as provided in Article II thereof, BGSC shall pay an additional fee for the storage rights granted under this Article III (“Renewal Service Fee”) to be calculated as follows:
               (a) A “Base Amount” shall be determined, which shall be the sum of $*** for the First Cavity which is Completed and $*** for the Second Cavity which is Completed (each as may have been adjusted pursuant to Sections 3.02(c) and (d) hereof);
               (b) The Base Amount so determined shall be adjusted upwards by multiplying the Base Amount by a fraction, the numerator of which shall be the Consumer Price Index, All Items, All Urban Consumers (base: 1982-1984=100) or its successor index, as published by the United States Department of Labor, Bureau of Labor Statistics, or its successor agency (“CPI”) for the year 2041 and the numerator of which shall be the CPI for the year 1991, to determine the “CPI-Adjusted Amount”; and
               (c) the CPI-Adjusted Amount shall be divided by fifty (50) and then multiplied by the number of renewal years to produce the Renewal Service Fee.
     No Renewal Service Fee shall be payable with respect to *** and *** for which fees are payable pursuant to ***.
SECTION IV: REPRESENTATIONS, WARRANTIES, COVENANTS
     Olin and BGSC hereby covenant and agree that, so long as this Agreement shall remain in force and effect, they will comply with the following covenants:
          4.01 Affirmative Covenants Regarding Leased Land
     (a) BGSC intends to and will only use the Leased Land to build and operate the Storage Facilities. Except as permitted hereunder or under the Surface Lease, BGSC shall not build upon, operate upon or otherwise utilize the Leased Land in any way so as to diminish the value to Olin of the salt reserve in the McIntosh Salt Dome other than that underlying said Leased Land or threaten the continued use of said reserve as a future source of salt to Olin upon termination of the Surface Lease or interfere with Olin’s ability to pump brine from any existing or future cavity other than Cavities on the Leased Land.
     (b) Upon termination of the Surface Lease pursuant to the terms thereof, or if a Cavity shall become “Nonoperational,” BGSC shall at BGSC’s expense and at Olin’s option, subject to Sections 5.03(e) and 5.04 of the Surface Lease:
          (i) plug the entrance to the affected Cavity or Cavities in compliance with Olin’s reasonable specifications; or
          (ii) turn over the operation of the affected Cavity or Cavities to Olin with casing in place and unplugged.
     For purposes of this Section 4.01, “Nonoperational” shall mean such Cavity has not been used for commercial operations (being the injection, withdrawal or storage of gas for commercial storage purposes) at any time during a period of not less than sixty (60) consecutive months.
     4.02 Maintenance Washing of Cavities
     Olin shall provide at BGSC’s expense, to be calculated at Olin’s cost, the services specified in Section 2.02 to permit maintenance washing of Completed Cavities upon request of BGSC.
     4.03 Right to Inspect
     Olin shall have the right to inspect the Storage Facilities during reasonable business hours.
     4.04 Insurance Coverage
     (a) During development of the First Cavity, BGSC shall acquire and maintain, or require its contractors to acquire and maintain, the following insurance coverages:
          (i) Workers’ Compensation Insurance in compliance with Alabama statutory requirements including insurance for occupational diseases, providing for the payment of statutory benefits as required by law, covering all persons employed by BGSC’s contractors;

          (ii) Employer’s Liability Insurance with a minimum limit of $2,000,000 per occurrence;
          (iii) Comprehensive General Liability Insurance providing coverage with a minimum single limit for bodily injury and property damage of $5,000,000 per occurrence, such coverage to include contractual liability and products liability (including completed operations) and specialized coverage with respect to liability of BGSC arising from explosion, collapse and underground damage (XCU);
          (iv) Comprehensive Automobile Liability Insurance providing coverage with a minimum limit of $2,000,000 per occurrence; and
          (v) Control of Cavity (COW Insurance) including sudden and accidental insurance coverage with coverage of at least $5,000,000.00 per occurrence.
     (b) Upon completion of the First Cavity and during the remainder of the term of this Agreement, BGSC shall acquire and maintain or require its contractors to acquire and maintain, the following insurance coverages:
          (i) Workers’ Compensation Insurance in compliance with Alabama statutory requirements including insurance for occupational diseases, providing for the payment of statutory benefits as required by law, covering all persons employed by BGSC’s contractors;
          (ii) Employer’s Liability Insurance with a minimum limit of $2,000,000 per occurrence;
          (iii) Comprehensive General Liability Insurance providing coverage with a minimum single limit for bodily injury and property damage of $10,000,000 per occurrence, such coverage to include contractual liability and products liability (including completed operations) and specialized coverage with respect to liability of BGSC arising from sudden and accidental pollution, and explosion, collapse and underground damage (XCU).
          (iv) Comprehensive Automobile Liability Insurance providing coverage with a minimum limit of $2,000,000 per occurrence; and

     (c) To the extent that any of the insurance policies contemplated above provide coverage on a “claims made” basis rather than an “occurrence” basis, upon the expiration, termination or cessation of this Agreement, BGSC shall use its best efforts to obtain endorsements to such “claims made” policies providing coverage for claims (i) which are made during the five (5) years following such expiration, termination or cessation of this Agreement with respect to occurrences prior to such expiration, termination or cessation of this Agreement, and (ii) which would otherwise have been covered by such policies.
     (d) The insurance companies providing the above coverages shall be of sound financial condition. Mutual insurance companies providing coverages to the utility industry shall be deemed to meet the standard set forth in the preceding sentence.
     (e) The insurance policies required by Sections 4.04 (a) (iii) and (b)(iii) shall name the owners as additional insureds.
     (f) Olin and BGSC shall confer periodically, but no less frequently than every five (5) years, with respect to the adequacy of the insurance coverages provided above. BGSC shall obtain such additional coverages and/or higher limits of coverage as may be from time to time agreed between Olin and BGSC.
     (g) A thirty (30) day written notice of cancellation or material change clause shall be included in all policies of insurance.
     (h) Evidence of all insurance and/or cancellations or material change thereof shall be provided to Olin prior to any use by BGSC of the Leased Land pursuant to this Agreement. Also, evidence of any cancellation or material change in insurance coverage shall be provided to Olin upon receipt by BGSC.
     4.05 Environmental
     Olin represents and warrants to BGSC that it has provided to BGSC through BGSC’s environmental consultant, BCM Converse, all information requested by BCM Converse and known to Olin with respect to environmental conditions on or affecting the Leased Land. Except as so disclosed, there are and shall be no environmental conditions existing prior to the Effective Date on or affecting the Leased Land caused by or resulting from the actions or failure to act of Olin or any other person or entity (other than BGSC, its employees, agents or contractors), which would cause BGSC to be required to incur any Costs (as defined in Section 5.02 (a) hereof) against which BGSC is not indemnified under Section 5.03(b) hereof.
     4.06 Title to Real Property
     (a) Olin represents and warrants to BGSC that it owns or has acquired all real property rights and interest in and to the surface and the subsurface of the Leased Land necessary to BGSC’s undisturbed use of the Leased Land in accordance with this Agreement and the Surface Lease, and has full authority to convey to BGSC the rights and interests conveyed or granted to BGSC pursuant to this Agreement and the Surface Lease.
     (b) Olin warrants and covenants to BGSC that BGSC, on paying the charges herein provided for and observing and keeping the covenants, conditions and terms of this Agreement on BGSC’s part to be kept or performed, shall lawfully and quietly hold, occupy and enjoy the Cavity Sites during the term hereof without hinderance of or molestation by Olin or any other person or entity claiming an interest in the Cavity Sites.
     (c) BGSC’s sole and exclusive remedy against Olin in the event of any breach of the warranties or covenants provided in Section 4.06(a) above or in Sections 1.02 or 1.03(a) of the Surface Lease, shall be the recovery of monetary damages by BGSC limited to ***. Notwithstanding the foregoing sentence, if BGSC discovers such a breach prior to completion of a Cavity, in lieu of paying such damages, Olin shall at BGSC’s option provide to BGSC an alternative site for the affected Cavity Site, in accordance with the provisions of the Surface Lease.
     (d) BGSC shall promptly notify Olin of any claim of breach of the warranties or covenants provided in Section 4.06 above.
If discovery of such breach occurs after completion of a Cavity, Olin shall promptly utilize its best efforts to cure the defect giving rise to such breach, but in the event such breach is not cured within a reasonable time Olin shall provide an alternate site to BGSC in accordance with the provisions of the Surface Lease. All reasonable costs of Olin’s effort to cure such defect shall be borne half by Olin and half by BGSC; provided that in the event of disagreement between BGSC and Olin as to the reasonableness of any such costs, BGSC and Olin shall submit the dispute to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and shall bear equally the cost of the arbitration, with the decision of the arbitrator(s) to be enforceable in any court of competent jurisdiction.

SECTION V: INDEMNITY
     5.01 Provisions Required by Cavity Storage Agreement
     (a) BGSC, its successors and assigns will defend, indemnify and hold the owners harmless from and against any and all claims, demands, suits, damages, costs, liabilities or other expenses (including reasonable attorney’s fees, costs and disbursements) whether for property or environmental damage, bodily injury including death, governmental fines or penalties (including, but without limitation, violations of operating permits) arising from or relating to the design, engineering, construction, operation or existence of the Storage Facilities or any parts or appurtenances thereof, or any other use by BGSC, its successors and assigns, of the Leased Land or the rights and licenses granted by Olin herein.
     (b) To the extent that the Owners, their heirs, executors, administrators, successors or assigns are entitled to any portion of the fees to be paid by BGSC under this Agreement, or have any property rights that would be injured by a breach of this Agreement by BGSC or Olin, said Owners, etc. shall be considered third party beneficiaries of this Agreement by all parties hereto and shall retain the right to file suit in a court of competent jurisdiction against BGSC for any and all damages arising from BGSC’s breach of this Agreement and against Olin for any and all damages arising from Olin’s breach of this Agreement including any and all expenses associated therewith, including a reasonable attorney’s fee, costs and disbursements.
     5.02 Claims by the Owners
     (a) BGSC, its successors and assigns shall defend, indemnify and hold Olin, its officers, agents and employees (“Olin Parties”) harmless from and against any and all claims, demands, suits, damages, costs, liabilities, or other expenses (including reasonable attorney’s fees, costs and disbursements) (“Costs”) which arise from any dispute or litigation instigated by the Owners, their heirs, executors, administrators, successors or assigns, but only to the extent such Costs result from a breach by BGSC of this Agreement or the Surface Lease, including, without limitation, the storage of any substance other than those permitted by Section 3.01 hereof, or the failure to make payments when due hereunder or thereunder.
     (b) Notwithstanding any implication to the contrary which may arise under Section 5.01 hereof, Olin, its successors and assigns shall defend, indemnify and hold BGSC, its officers, agents and employees (“BGSC Parties”) harmless from and against any and all Costs which arise from any dispute or litigation instigated by the Owners, their heirs, executors, administrators, successors or assigns (“Owner Parties”) to the extent such Costs do not result from a breach by BGSC of (i) this Agreement or the Surface Lease, (ii) a contract obligation of BGSC to Owner Parties, or (iii) a legal duty owed to Owner Parties.
     (c) In the event BGSC effects an out-of-court settlement with the Owners of any dispute or litigation arising under this Section V, which results in BGSC paying Costs without admitting that it has breached this Agreement or the Surface Lease, then BGSC and Olin shall use the following procedure to determine the amount, if any, of such Costs subject to Section 5.02(b) hereof:
          (i) Within ninety (90) days of the consummation of such settlement, BGSC may provide Olin with notice of such settlement, which notice shall be accompanied by a written statement describing the dispute or litigation, the relevant facts upon which the dispute is based, a proposed allocation of such Costs, any factual data, analysis or opinion supporting BGSC’s proposed allocation, all supporting documentation on which BGSC relies, and the name, address and telephone number of BGSC’s representative. Within thirty (30) days of Olin’s receipt of such notice, Olin shall notify BGSC whether it accepts or rejects BGSC’s proposed allocation. Failure by Olin to provide such notice within such time shall be deemed an acceptance of BGSC’s proposed allocation.
          (ii) In the event Olin rejects BGSC’s proposed allocation, the parties agree to submit the dispute to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and to bear equally the costs of the arbitration, with the decision of the arbitrator(s) to be enforceable in any court of competent jurisdiction.
          (iii) At all times the sole basis for such allocation shall be the comparative fault of BGSC and Olin which resulted, or may have resulted, in the owners instigating the dispute or litigation against BGSC and/or Olin. The purpose and scope of the arbitration shall be limited to issues related to an equitable allocation of Costs. BGSC and Olin will cause their respective representatives to use their best efforts to attempt to resolve the dispute.
          (iv) At Olin’s request, Olin may inspect and copy BGSC’s files and records concerning the dispute or litigation with the Owners upon Olin’s execution of a suitably worded confidentiality and non-disclosure agreement. The disclosure of such files and records to Olin shall not be deemed a waiver of the attorney-client privilege or work product immunity or any other privilege. The parties may extend any of the time periods referenced in this Section 5.02(c) to afford Olin a reasonable opportunity to inspect and copy such files and records.
          (v) It is expressly agreed that the failure of the parties to agree upon an allocation of costs shall not relieve either party from any obligation set forth in this Agreement or the Surface Lease, or any related agreements between the parties. In addition, the parties expressly state their mutual determination that the failure to agree upon an allocation of Costs shall not hinder or delay the cooperation of the parties in any other BGSC-related matter, notwithstanding the pendency of any such dispute.
     5.03 Damage to or Contamination of the Leased Land or Salt Thereunder
     (a) BGSC, its successors and assigns shall defend, indemnify and hold Olin harmless from and against any and all Costs which arise from or are caused by any act or failure to act by BGSC, its employees, agents or contractors which (i) result in contamination of or other damage to the Leased Land or the salt deposits under said Leased Land; or (ii) arise from the design, engineering, construction, operation or existence of the Storage Facilities or any parts or appurtenances thereof, or any other use by BGSC, its successors and assigns of the Leased Land or the rights and licenses granted by Olin herein. For purposes of this Section V, it is understood by the parties that activities expressly permitted to be performed by BGSC, its employees, agents or contractors under this Agreement or the Surface Lease shall not constitute contamination of or other damage to the Leased Land or the salt deposits under the Leased Land.
     (b) Olin, its successors and assigns shall defend, indemnify and hold BGSC Parties harmless from and against any and all Costs which arise from or are caused by: (1) any act or failure to act by Olin, its employees, agents or contractors which result in (i) contamination of the surface or subsurface of the Leased Land or (ii) other damage to the surface or subsurface of the Leased Land or any Cavity, either of which adversely and materially affects, or threatens to affect, BGSC’s quiet enjoyment of the Leased Land under this Agreement or the Surface Lease; or (2) any breach of the representations, warranties or covenants set out herein.
     5.04 Cavities and Surface Facilities
     BGSC, its successors and assigns will defend, indemnify and hold Olin Parties harmless from and against any and all Costs whether for property or environmental damage, bodily injury including death, governmental fines or penalties (including, but without limitation, violations of operating permits) arising from or relating to the design, engineering, construction, operation or existence of the Storage Facilities or any parts or appurtenances thereof, or any other use by BGSC, its successors and assigns, of the Leased Land or the rights and licenses granted by Olin herein.
     5.05 General Indemnity Provisions
     The obligations and liabilities of Olin and BGSC under this Section V shall be subject to the following terms and conditions:
     (a) the party claiming a right to indemnification (the “Indemnified Party”) shall provide the party against whom a claim is asserted (the “Indemnifying Party”) prompt notice of any claim or facts that have given or may give rise to a claim for indemnification, including in the event of a claim under Section 5.02 any inquiry or investigation by a governmental agency or any investigation undertaken voluntarily by the Indemnified Party and which the Indemnified Party believes may give rise to a claim for indemnification;
     (b) the Indemnified Party shall provide reasonable access to the subject property as may be necessary or appropriate to enable the Indemnifying Party and its employees, agents, attorneys, consultants and contractors to evaluate the claim and take remedial or other appropriate action;
     (c) the Indemnified Party shall make available to the Indemnifying Party or its representatives all information, records and other materials in the possession or control of the Indemnified Party which are reasonably required by the Indemnified Party for its use in connection with any claim, investigation or remedial action and shall otherwise cooperate and assist the Indemnifying Party in connection with such claim investigation or remedial action (including, where appropriate, providing testimony in connection with any litigation).
     (d) the Indemnifying Party shall have the responsibility of defending, remedying, compromising, and settling any claim made by or against the Indemnified Party and shall have the right to employ and control its own attorneys, consultants and contractors in connection therewith. The Indemnifying Party shall have full control over any actions (including, without limitation, any remedial action, negotiation or litigation) in connection with any such claim; provided, however, that if a remedial or other action would materially and adversely affect the Indemnified Party’s business operations at the said premises, the prior consent of the Indemnified Party shall be necessary (which consent shall not unreasonably be withheld); and

provided further, that the Indemnifying Party shall not compromise or settle any claim without the consent of the Indemnified Party (which consent shall not unreasonably by withheld);
     (e) in the event the Indemnified Party refuses to consent to any settlement recommended by the Indemnifying Party and elects to contest any claim, the Indemnifying Party’s liability for the claim shall not exceed the amount for which the claim could have been so settled plus indemnified expenses incurred by the Indemnified Party up to the date of such refusal;
     (f) in the event the Indemnifying Party fails to proceed diligently and in good faith with respect to a claim for indemnification, the Indemnified Party may take appropriate action, including but not limited to employing its own attorneys, consultants and contractors and undertaking remedial action, without prejudice to its rights to indemnification; provided, however, that the Indemnified Party shall at all times have the right at its own expense to employ attorneys, consultants and contractors, in addition to those employed by the Indemnifying Party;
     (g) if and to the extent any indemnification obligation of an Indemnifying Party hereunder is or has been increased as a result of facts or omissions taken, omitted or made by or on behalf of an Indemnified Party, such indemnification obligation shall be reduced by the amount of such indemnification obligation that is attributable to such acts or omissions;
     (h) no party to this Agreement shall be entitled to indemnification on account of the effect upon its business operations (including without limitation, business interruptions or loss of profits), caused by or resulting from non-negligent actions taken by a party pursuant to its obligations hereunder to take remedial or other appropriate action; and
     (i) effective upon being indemnified as provided in this Section V, and Indemnified Party hereunder (i) transfers and assigns to an Indemnifying Party all rights and claims the Indemnified Party has or may have against third parties for reimbursement or contribution; (ii) agrees to execute such instruments and take such other actions as may be necessary or appropriate to transfer and assign the foregoing rights or claims to the latter; and (iii) agrees to take such reasonable actions when and as necessary or appropriate to assist the latter to obtain reimbursement or contribution from third parties.

SECTION VI: FORCE MAJEURE
     6.01 General Protections from Breach
     Failure of either party to perform any obligation or to take any action hereunder when due shall not, except to the extent otherwise provided herein, subject said party to any liability to the other, if occasioned by:
     (a) Acts of God or the public enemy, fire, explosion, hurricane, flood, drought, war, riot, sabotage, accident, embargo, destruction of Olin or BGSC facilities, including BGSC owned pipelines, production facilities or injection water/brine transportation facilities; the threat of physical harm or damage resulting in the evacuation or shut down of Olin or BGSC owned facilities necessary for the production or delivery or receipt or use of gas or injection water/brine; breakage or accident to Olin or BGSC owned machinery, pipelines or facilities in which the gas or injection water/brine is produced, delivered, received, or used; the necessity for testing or for making repairs or alterations to Olin or BGSC owned cavities, machinery, facilities or pipelines through which the gas or injection water/brine is moved; or the partial or entire failure of Olin or BGSC owned processing, dewatering or transportation facilities involved in the injection water/brine system, including Olin or BGSC owned product manufacturing facilities, or other Olin or BGSC owned facilities in which the injection water/brine is otherwise used.
     (b) Interruption of or delay in transportation, inadequacy or shortage or failure of normal sources of supply of materials or equipment breakdowns, labor trouble from whatever cause arising including strikes and lockouts and whether or not the demands of the employees involved are reasonable and within said party’s power to concede, or
     (c) Voluntary or involuntary compliance with any order, action, or direction of any court, governmental officer, department, agency, authority, or committee thereof, having or asserting jurisdiction or the refusal to provide or withdrawal of any necessary order, certificate or permit by any court or governmental authority or agency having or asserting jurisdiction, which renders it impossible or not profitable for either party to perform hereunder.
     (d) Without limiting the generality of the foregoing circumstances, any circumstances of like or different character beyond the reasonable control of the party so failing.

          6.02 Notice of Force Majeure Contingency
     In the event either party hereto is prevented or delayed in the performance of any of its obligations under this Agreement (other than the payment of money) due to force majeure, such party shall give prompt notice to the other of the commencement, expected duration and termination of any such force majeure contingency. Except as otherwise provided below, such party’s nonperformance shall be excused and the time for performance extended for the period of delay or inability to perform due to such force majeure. Notwithstanding the foregoing, whenever the total of all periods of delay or inability to perform due to force majeure asserted by BGSC or by Olin or by both BGSC and Olin equals *** months in any *** period, either party (but not the nonperforming party) shall have the right to either terminate the Surface Lease and the Cavity Development Rights by sending a notice of termination to the other, or continue to excuse the others nonperformance and extend the time for such party’s performance for the period or periods of any delay or inability to perform due to force majeure.
SECTION VII: EFFECTIVE DATE
     This Agreement shall become effective as of the day and date hereof (the “Effective Date”).
SECTION VIII: TERMINATION
     This Agreement shall terminate upon the termination of the Lease, except for the obligations contained in Section 4.01(b), and in Section V, which shall survive the termination of this Agreement.
SECTION IX: ENTIRE AGREEMENT, BINDING EFFECT AND MODIFICATION
     This Agreement and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties and there are no understandings, representations or warranties of any kind, express or implied, not expressly set forth herein. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns (under Section X hereof) of the Parties hereto. No modification of this Agreement shall be of any force or effect unless such modification is in writing and signed on behalf of each party hereto and no modification shall be effected by the acknowledgement or acceptance of receipts or other forms containing terms or conditions at variance with those set forth herein.

SECTION X: ASSIGNMENT; ENCUMBRANCE
     (a) BGSC may not assign its rights under this Agreement without the express written consent of Olin, which consent shall not be unreasonably withheld; provided, however, that BGSC may not assign its rights under this Agreement to any business or entity that is owned or partially owned by a competitor or potential competitor of Olin that intends to exploit or utilize the salt reserves underlying the Leased Land (such status or intent being determined as of the date of such proposed assignment).
     (b) Notwithstanding the foregoing, BGSC may assign, mortgage or otherwise encumber its rights and interests hereunder to secure its obligation to repay funds borrowed by BGSC for construction and development of the Storage Facilities.
SECTION XI: APPLICABLE LAW
     This Agreement shall be deemed to have been made and executed in the State of Alabama, an any dispute arising out of this Agreement shall be resolved in accordance with the substantive laws of the State of Alabama which shall govern the construction of this Agreement and rights and remedies of parties hereto.
SECTION XII: SEVERABILITY
     If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not effect any other portion of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.
SECTION XIII: COUNTERPARTS
     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.
SECTION XIV : COMPLIANCE WITH LAW
     BGSC and Olin shall each comply with all statutes, ordinances, and regulations of all federal, state, county, and municipal or local governments, and of any and all of the departments and bureaus thereof applicable to the performance of, its rights and obligations under this Agreement. BGSC and Olin shall each obtain at its expense all licenses and permits that may be required for development of the Cavities and to conduct BGSC’s operations.

SECTION XV: NOTICES
     Any notices, consents or approvals required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by first class mail, postage prepaid, as follows, unless such address is changed by written notice hereunder:
(a)	If to Olin: Olin Chlor Alkali Products 490 Stuart Road Northeast Cleveland, Tennessee 37312 Attn.: Harry Bridges

(b)	If to BGSC: Bay Gas Storage Company, Ltd. P.O. Box 1368 Mobile, Alabama 36633 Attn.: General Manager

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

OLIN CORPORATION

By:	/s/ John McIntosh

John McIntosh
Its: President,
Olin Chlor Alkali Products

WITNESS:
/illegible/

BAY GAS STORAGE COMPANY, LTD.
By:	ENERGYSOUTH STORAGE
SERVICES, INC., f/k/a
MGS STORAGE SERVICES, INC.
as General Partner of Bay Gas
Storage Company, Ltd.

	By : Its:	/s/ Charles P. Huffman Charles P. Huffman Vice President

WITNESS:
/s/ G. Edgar Downing, Jr.

STATE OF TENNESSEE
COUNTY OF BRADLEY
     I, the undersigned authority, in and for said County in said State, hereby certify that John McIntosh, whose name as President, Olin Chlor Alkali Products and an officer of Olin Corporation, a Virginia corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that being informed of the contents of said instrument, he as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.
     Given under my hand and seal this 17th day of May, 2007.

/s/ Peggy A. Dover Notary Public, Tennessee
[AFFIX NOTARIAL SEAL]
My commission Expires: 4-12-2010
STATE OF ALABAMA
COUNTY OF MOBILE
     I, the undersigned authority, in and for said County in said State, hereby certify that Charles P. Huffman, whose name as Vice President of EnergySouth Storage Services, Inc., an Alabama corporation, which is the General Partner of Bay Gas Storage Company, Ltd., an Alabama limited partnership, are signed to the foregoing instrument and who is known to me, acknowledged before me on this day that being informed of the contents of said instrument, he as such officer and with full authority, executed the same voluntarily for and as the act of said corporation, acting as the General Partner of Bay Gas Storage Company, Ltd.
     Given under my hand and seal this 14th day of May, 2007.

/s/ Martha Cooper Loper Notary Public
[AFFIX NOTARIAL SEAL]
My Commission Expires:

EXHIBIT INDEX; SCHEDULES

Exhibit A-1	First Cavity Site Plat(1) (5)
Exhibit A-2	Second Cavity Site Plat(2) (5)
Exhibit A-3	Third Cavity Site Plat(3) (5)
Amended Exhibit A-3	New Third Cavity Site Plat(4)
Exhibit A-4	Fourth Cavity Site Plat(6)
Exhibit A-5	Fifth Cavity Site Plat(6)
Exhibit B	Fourth Amendment and Letter Agreements(5)
Exhibit B-1	Fifth Amendment to Cavity Storage Agreement(4)
Exhibit B-2	Sixth Amendment to Cavity Storage Agreement(6)
Exhibit C	Form of Surface Lease(5)
Exhibit C-1	Fourth Amendment to Surface Lease(4)
Exhibit C-2	Fifth Amendment to Surface Lease(6)
Exhibit D	Sample Calculations for Service Fees(5)
Exhibit E	Option Agreement(4)
Exhibit F	Surface Facility Option Agreement(6) (7)

(1)	amended by First Amendment to CDSA dated August 18, 1994

(2)	amended by Second Amendment to CDSA dated September 28, 2000 and by Third Amendment to CDSA dated March 28, 2003.

(3)	replaced by Fourth Amendment to CDSA

(4)	per Fourth Amendment to CDSA

(5)	appended to original CDSA

(6)	per 2007 Amendment to CDSA

(7)	including Exhibit B (Option) thereto, being form of Sixth Amendment to Surface Lease

Schedule 1	New EBITDA